Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

MSO Holdings, Inc.

Bannockburn, Illinois

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our report[s] dated April 15, 2005, relating to the financial statements of MSO Medical, Inc., which is contained in that Prospectus.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

BDO Seidman, LLP
Chicago, Illinois

August 22, 2005